Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FIRST QUARTER 2011 RESULTS

First Quarter Highlights

•                  AFFO per share of $0.26.

•                  $285 million available liquidity at March 31, 2011, including $193 million of unrestricted cash.

•                  Declared first quarter 2011 cash dividend of $0.10 per common share.

•                  Raised $172.5 million of unsecured corporate capital during the first quarter 2011.

•                  Repurchased $138 million par amount of NorthStar CDO bonds for $40 million, representing an average discount to par of 71%.

•                  Retired $36 million par amount of NorthStar’s 7.25% exchangeable notes due June 2012.

•                  Added to Standard and Poor’s Select Servicer list and assigned a CMBS special servicer rating by Fitch.

NEW YORK, NY, May 5, 2011 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter ended March 31, 2011.

First Quarter 2011 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the first quarter 2011 of $0.26 per share compared with a loss of ($0.41) per share for the first quarter 2010.  AFFO for the first quarter 2011 was $21.4 million compared with a loss of ($33.9) million for the first quarter 2010.  Net loss to common stockholders for the first quarter 2011 was ($103.8) million, or ($1.33) per share, compared to a net loss of ($24.9) million, or ($0.33) per share for the first quarter 2010. First quarter 2011 net loss includes ($122.3) million of unrealized losses relating to non-cash mark-to-market adjustments, compared to a net gain of $19.5 million relating to non-cash mark-to-market adjustments for the first quarter 2010, principally caused by tightening credit spreads increasing the value of NorthStar’s liabilities during the first quarter 2011.  The non-cash mark-to-market gains and losses are excluded from AFFO.  Realized gains totaled $20.9 million for the first quarter 2011, compared with $1.4 million for the first quarter 2010.

At March 31, 2011, diluted GAAP book value per common share was $11.11. For a reconciliation of net income to AFFO and diluted book value per common share, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer, commented, “We are very pleased with the execution of our recent $172.5 million exchangeable notes offering and we have already successfully deployed a significant portion of the proceeds.  The offering allows us to very comfortably manage our only other recourse debt, while also allowing us to pursue compelling investment opportunities.  Year-to-date, we have invested $119 million, including repurchasing $207 million par amount of our CDO bonds at an average discount to par of 67%, and repurchasing $49 million par amount of our exchangeable notes. Additionally, we were recently selected as the winning bidder of the ‘B piece’ in a new approximately $2 billion CMBS securitization in which we intend to appoint NorthStar as the special servicer.”

Mr. Hamamoto continued, “We are also extremely pleased to announce the appointment of Debra Hess as our new Chief Financial Officer.  Debra’s 25 years of financial, accounting and compliance experience at public companies such as Goldman, Sachs & Co., Fortress Investment Group and Newcastle Investment Corp., including as a chief financial officer, will be a tremendous asset to our organization.”

Investment, Business and Fee Income Summary

During the first quarter 2011, NorthStar invested $40 million of unrestricted cash to repurchase $138 million par amount of its CDO bonds with an average original credit rating of AA-/Aa3, representing a 71% average discount to par.  As of March 31, 2011, NorthStar owned a total of $408 million of its own CDO bonds, which are eliminated on NorthStar’s consolidated balance sheet.  For additional details related to these CDO bonds, please refer to the tables on the following pages of this press release.  During the first quarter 2011, NorthStar also retired $36 million par amount of its 7.25% exchangeable notes due in June 2012 for approximately $38 million.

During the first quarter 2011, NorthStar was designated as an approved special servicer on Standard and Poor’s Select Servicer list and was assigned a CMBS special servicer rating by Fitch, which provides NorthStar the ability to act as special servicer in CMBS securitizations rated by S&P and Fitch.  At March 31, 2011, NorthStar owned $2.8 billion face amount of CMBS comprising over 600 separate positions and will seek to appoint itself as special servicer in securitizations where it becomes the controlling class holder.

During the first quarter 2011, NorthStar sold a leasehold interest comprised of 17,665 square feet of retail space located in New York City for $7 million. Proceeds from the sale are held in an escrow account that is earmarked to repay the 11.5% exchangeable notes due in June 2013 (the “Escrow Account”).  As of March 31, 2011, the total cash in the Escrow Account was $10 million.

During the first quarter 2011, NorthStar received management fees from its CDOs totaling $4.8 million and special servicing fees of $0.2 million. These fees are eliminated on NorthStar’s statement of operations due to the consolidation of NorthStar’s CDOs. For more information regarding NorthStar’s CDO management fees, please refer to the tables on the following pages of this press release. In addition, during the first quarter 2011, NorthStar received $0.1 million of advisor fees from NorthStar’s sponsored non-traded REIT.

NorthStar had approximately $7.4 billion of assets under management at March 31, 2011 based on the par amount of loans and securities and purchase prices of owned real estate assets.

Liquidity, Financing and Capital Markets

Total available liquidity at March 31, 2011 was approximately $285 million, including $193 million of unrestricted cash and cash equivalents, and $92 million of uninvested and available cash in NorthStar’s CDO financings. At March 31, 2011, NorthStar’s only unrestricted cash needs relating to non-discretionary future funding obligations associated with existing loan commitments totaled approximately $2 million.

During the first quarter 2011, NorthStar issued $172.5 million of 7.50% exchangeable senior notes due 2031 (“Notes”). Prior to the maturity date (commencing in March 2016) and upon the occurrence of specified events, the Notes are exchangeable into cash, shares of NorthStar’s common stock or a combination of cash and shares, at NorthStar’s option, at an initial exchange price of $6.44 per share. Please see NorthStar’s Current Report on Form 8-K filed on March 9, 2011 for a more complete description of the Notes.

During the first quarter 2011, NorthStar Real Estate Income Trust, a non-listed REIT sponsored by NorthStar, raised $9.3 million with executed selling agreements with broker-dealers covering an average of approximately 2,700 registered representatives for the quarter.  NorthStar sponsored non-listed REITs have raised a total of $40 million at March 31, 2011. NRF Capital Markets LLC, NorthStar’s wholly-owned broker-dealer subsidiary, currently has executed selling agreements with broker-dealers covering more than 12,000 registered representatives and is in the due diligence phase with firms covering more than 20,000 registered representatives. There is no assurance that NRF Capital Markets, LLC will execute selling agreements with all or any of the broker-dealers that are currently conducting due diligence.

Risk Management

At March 31, 2011, exclusive of the CapitalSource CDO (“CSE CDO”), NorthStar had two loans on non-performing status (“NPL”) having a $41 million aggregate outstanding principal balance and a $2 million book value, compared to four loans representing $65 million aggregate principal balance and $26 million book value, as of December 31, 2010.  In addition, at March 31, 2011, the CSE CDO had seven loans on NPL status having a $158 million aggregate outstanding principal balance and a $10 million book value, compared to nine loans representing a $193 million aggregate outstanding principal balance and a $24 million book value as of December 31, 2010. NorthStar designates a loan as non-performing at such time as the loan becomes 90 days delinquent on contractual debt service payments or the loan has a maturity default.

During the first quarter 2011, NorthStar recorded $24.5 million of loan loss provisions relating to eight loans. As of March 31, 2011, loan loss reserves totaled $188 million, or 11% of total NorthStar loans (exclusive of CSE CDO loans), related to 18 loans having a book value of $241 million.

As of March 31, 2011, NorthStar’s net lease portfolio was 89% leased with a 6.4-year weighted average remaining lease term.  For more information regarding the net lease assets (exclusive of healthcare net leased real estate), please refer to the tables on the following pages of this press release.

Albert Tylis, co-president and chief operating officer, commented, “Looking ahead, we intend to remain disciplined in our investment approach and management of our portfolio. At the same time, we will continue to be opportunistic and seek to capitalize on investment opportunities, both within our own $7.4 billion portfolio and where we may be uniquely positioned to utilize our broad and sophisticated investment platform.”

Stockholder’s Equity

At March 31, 2011, NorthStar had 82,695,078 total common shares and operating partnership units outstanding, and $30 million of non-controlling interest relating to its operating partnership. Book value per diluted common share was $11.11 at March 31, 2011. Exclusive of all unrealized mark-to-market adjustments, loan loss reserves, and accumulated depreciation and amortization, book value at March 31, 2011 would be $8.32 per diluted common share. For a calculation of book value per diluted common share, please refer to the tables on the following pages of this press release.

Subsequent Events

In April 2011, NorthStar completed the sale of a portfolio of healthcare net lease assisted living facilities for $101.5 million. The buyer assumed $73.5 million of mortgage debt secured by the assets in the portfolio.

In April 2011, NorthStar invested $29 million of unrestricted cash to purchase $68 million par amount of its CDO bonds, representing an average discount to par of 58%.  As of April 30, 2011, NorthStar owned a total of $477 million of its own CDO bonds.  Additionally, following the end of the first quarter 2011, NorthStar retired $8.5 million par amount of its 7.25% exchangeable notes and $4.0 million par amount of its 11.5% exchangeable notes, resulting in an outstanding principal balance of $23 million and $47 million (net of $10 million held in the Escrow Account) of its 7.25% exchangeable notes due in 2012 and its 11.5% exchangeable notes due in 2013, respectively.

In April 2011, NorthStar was selected as the winning bidder of the “B-piece” in a new approximately $2 billion CMBS securitization. NorthStar anticipates appointing itself as special servicer of the securitization. NorthStar expects the transaction to close in the second quarter of 2011 and expects to utilize approximately $7 million of unrestricted cash and $20 of restricted cash in its CDO financings as part of the transaction.

On May 4, 2011, NorthStar announced that its Board of Directors declared a dividend of $0.10 per share of common stock, payable with respect to the quarter ended March 31, 2011.  The dividend will be paid on May 25, 2011 to shareholders of record as of the close of business on May 18, 2011.

Earnings Conference Call

NorthStar will hold a conference call to discuss first quarter 2011 financial results on Thursday May 5, 2011, at 11:00 a.m. Eastern time. Hosting the call will be David Hamamoto, chairman and chief executive officer, Albert Tylis, co-president and chief operating officer, Daniel Gilbert, co-president and chief investment officer, and Lisa Meyer, chief accounting officer.  The Company will post on its website, www.nrfc.com, a March 31, 2011 update to its corporate presentation.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-0843 or for international callers, by dialing 480-629-9643.

A replay of the call will be available one hour after the call through Thursday May 12, 2011 by dialing 800-406-7325 or 303-590-3030 for international callers, using pass code 4433541.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a finance REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Revenues and other income:
Interest income	$97,640	$57,575
Rental and escalation income	32,927	19,289
Commission income	918	—
Other revenue	333	2,194
Total revenues	131,818	79,058
Expenses:
Interest expense	33,420	32,163
Real estate properties – operating expenses	12,497	1,601
Asset management expenses	1,680	711
Commission expense	717	—
Asset management fees – related parties	—	450
Provision for loan losses	24,500	36,316
Provision for equity investment losses	4,482	—
General and administrative:
Salaries and equity-based compensation (1)	12,741	16,532
Auditing and professional fees	2,419	2,158
Other general and administrative	4,163	4,077
Total general and administrative	19,323	22,767
Depreciation and amortization	8,082	7,785
Total expenses	104,701	101,793
Income/(loss) from operations	27,117	(22,735)
Equity in (loss)/earnings of unconsolidated ventures	(2,228)	1,349
Unrealized (loss) on investments and other	(152,218)	(439)
Realized gain on investments and other	20,872	1,433
Loss from continuing operations	(106,457)	(20,392)
Income from discontinued operations	409	289
Gain on sale from discontinued operations	5,031	—
Consolidated net loss	(101,017)	(20,103)
Less: net loss allocated to the non-controlling interests	5,464	411
Preferred stock dividends	(5,231)	(5,231)
Contingently redeemable non-controlling interest accretion	(3,009)	—

Net loss attributable to NorthStar Realty Finance Corp. common stockholders	$(103,793)	$(24,923)
Net (loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(1.33)	$(0.33)
Weighted average number of shares of common stock:
Basic	78,196,016	75,068,654
Diluted	82,534,563	82,217,223

(1) The three months ended March 31, 2011 and 2010 include $2,034 and $5,058 of equity-based compensation expense, respectively.  The three months ended March 31, 2010 includes $3,583 of cash compensation expense and $1,014 of equity based compensation expense relating to a separation and consulting agreement with a former executive.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS:
Cash and cash equivalents	$192,938	$125,439
Restricted cash (includes $207,655 and $263,314 from consolidated VIEs, respectively)	284,452	309,384
Operating real estate, net	896,838	849,499
Available for sale securities, at fair value (includes $1,856,742 and $1,668,217 from consolidated VIEs, respectively)	1,900,295	1,691,054
Real estate debt investments, net (includes $1,683,850 and $1,659,882 from consolidated VIEs, respectively)	1,793,175	1,826,239
Real estate debt investments, held-for-sale (includes $18,806 and $18,661 from consolidated VIEs, respectively)	18,806	18,662
Investments in and advances to unconsolidated ventures (includes $ - and $66,959 from consolidated VIEs, respectively)	87,795	94,412
Receivables, net of allowance of $2,409 in 2011 and $2,642 in 2010 (includes net $27,993 and $26,337 from consolidated VIEs, respectively)	33,997	32,329
Unbilled rents receivable	10,306	10,404
Derivative instruments, at fair value (includes $55 and $42 from consolidated VIEs, respectively)	55	59
Deferred costs and intangible assets, net	54,679	49,811
Assets of properties held for sale (includes $5,100 and $13,141 from consolidated VIEs, respectively)	96,174	104,866
Other assets (includes $5,943 and $14,277 from consolidated VIEs, respectively)	32,152	39,833
Total assets	$5,401,662	$5,151,991

LIABILITIES:
Mortgage notes and loans payable	765,155	729,212
Exchangeable senior notes	249,535	126,889
Bonds payable, at fair value (includes $2,495,062 and $2,258,805 from consolidated VIEs, respectively)	2,495,062	2,258,805
Secured term loans	14,682	36,881
Liability to subsidiary trusts issuing preferred securities, at fair value	220,004	191,250
Accounts payable and accrued expenses (includes $16,356 and $15,668 from consolidated VIEs, respectively)	42,742	49,792
Escrow deposits payable (includes $42,016 and $60,163 from consolidated VIEs, respectively)	42,510	60,710
Derivative liability, at fair value (includes $174,924 and $190,993 from consolidated VIEs, respectively)	201,728	220,689
Liabilities of properties held for sale (includes $ - and $131 from consolidated VIEs, respectively)	74,394	74,061
Other liabilities (includes $7,900 and $8,654 from consolidated VIEs, respectively)	26,808	31,189
Total liabilities	4,132,620	3,779,478

Contingently redeemable non-controlling interest	97,831	94,822

EQUITY:
NorthStar Realty Finance Corp. Stockholders’ Equity:
8.75% Series A preferred stock, $0.01 par value, $25 liquidation preference per share, 2,400,000 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	57,867	57,867
8.25% Series B preferred stock, $0.01 par value, $25 liquidation preference per share, 7,600,000 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	183,505	183,505
Common stock, $0.01 par value, 500,000,000 shares authorized, 78,608,319 and 78,104,753 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	786	781
Additional paid-in capital	740,165	723,102
Retained earnings	181,920	293,382
Accumulated other comprehensive loss	(34,344)	(36,119)
Total NorthStar Realty Finance Corp. Stockholders’ Equity	1,129,899	1,222,518
Non-controlling interest	41,312	55,173
Total equity	1,171,211	1,277,691
Total liabilities and stockholders’ equity	$5,401,662	$5,151,991

	Three Months Ended
	December 31,
	2011	2010
Funds from Operations:
Loss from continuing operations	$(106,457)	$(20,392)
Non-controlling interest	(128)	(1,962)
Consolidated net loss before non-controlling interest in operating partnership	(106,585)	(22,354)
Adjustments:
Preferred stock dividends	(5,231)	(5,231)
Depreciation and amortization	8,082	7,785
Funds from discontinued operations	1,074	987
Real estate depreciation and amortization – unconsolidated ventures	232	237
Funds from Operations	(102,428)	(18,576)

Adjusted Funds from Operations:
Funds from Operations	$(102,428)	$(18,576)
Straight-line rental income, net	(223)	(546)
Straight-line rental income and fair value lease revenue, unconsolidated ventures	(21)	(26)
Amortization of equity-based compensation	2,034	5,058
Amortization of above/below market leases	(214)	(264)
Unrealized loss/(gain) from mark-to-market adjustments	122,288	(20,158)
Unrealized loss from mark-to-market adjustments, unconsolidated ventures	—	625
Adjusted Funds from Operations	$21,436	$(33,887)

FFO per share of common stock	$(1.24)	$(0.23)
AFFO per share of common stock	$0.26	$(0.41)

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: Funds From Operations and Adjusted Funds From Operations. The following discussion defines these terms, which NorthStar believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rents and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation;

•                  an adjustment to reverse the effects of acquisition gains or losses; and

•                  an adjustment to reverse the effects of non-cash unrealized gains/(losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

at March 31, 2011

($ in thousands)

	Current Face Amount
	Original Investment Grade Bonds		Original Below Investment Grade Bonds	Total CDO Bonds

N-Star I	—		$10,000	$10,000
N-Star II	—		10,000	10,000
N-Star III	16,855		0	16,855
N-Star IV	5,000		0	5,000
N-Star V	3,807		0	3,807
N-Star VI	26,925		13,950	40,875
N-Star VII	5,100		16,200	21,300
N-Star VIII	63,240		59,400	122,640
N-Star IX	57,480		13,040	70,520
CSE RE 2006-A	59,930		47,450	107,380
Total	$238,337		$170,040	$408,377

Average original credit rating	A+/A	1	BB/ Ba2

(1) Unencumbered CDO bonds are owned by NorthStar. These CDO bonds are eliminated with the liability of the respective CDO issuer on NorthStar’s financial statements. Therefore, the acquisition of these CDO bonds results in a reduction of debt and associated interest expense, as opposed to an additional asset and associated interest income.

Management Fees From NorthStar CDO Financings at March 31, 2011

($ in thousands)

					Annualized
	Fee - Based	Annual Management Fee %			Management Fee
	Assets	Senior	Subordinate	Total	Revenue
N-Star I	$211,539	0.15%	0.20%	0.35%	$740
N-Star II (1)	223,834	0.15%	0.20%	0.35%	336
N-Star III	392,668	0.15%	0.20%	0.35%	1,374
N-Star IV	453,806	0.15%	0.20%	0.35%	1,588
N-Star V	535,351	0.15%	0.20%	0.35%	1,874
N-Star VI	504,835	0.15%	0.25%	0.40%	2,019
N-Star VII	604,367	0.15%	0.20%	0.35%	2,115
N-Star VIII	974,132	0.15%	0.25%	0.40%	3,897
N-Star IX	760,155	0.15%	0.25%	0.40%	3,041
CSE RE 2006-A (1) (2)	1,153,304	0.15%	0.25%	0.40%	2,270
Total	$5,813,991				$19,254

(1) Subordinate management fees not received for the first quarter.

(2) Includes advancing agent fees received during the first quarter 2011.

NorthStar CDO Financings Cash Distributions and Coverage Test Summary

($ in thousands)

				Quarterly
		Cash Distributions (1)		Interest Coverage	Overcollateralization
	Primary	Quarter Ended		Cushion (2)	Cushion (2)
	Collateral	March 31,		March 31,	March 31,		At
	Type	2011		2011	2011		Offering

N-Star I	CMBS	$447		$(406)	$(9,800)		$8,687
N-Star II	CMBS	0		(122)	(14,350)		10,944
N-Star III	CMBS	1,776		2,714	15,067		13,610
N-Star IV	Loans	2,189		1,936	57,438		19,808
N-Star V	CMBS	803		1,167	1,680	(3)	12,940
N-Star VI	Loans	650		923	31,639		17,412
N-Star VII	CMBS	2,416		2,880	11,858		13,966
N-Star VIII	Loans	3,479		3,199	118,005		42,193
N-Star IX	CMBS	1,640		2,530	27,019		24,516
CSE RE 2006-A	Loans	0	(4)	4,759	13,510		(151,595	)(5)

Table shows cash distributions to the retained income notes. Interest coverage and overcollateralization coverage to the most constrained class.

(1) Cash distributions are exclusive of senior management fees which are not subject to the coverage tests.

(2) Quarterly interest cushion and overcollateralization cushions from remittance report issued on date nearest to March 31, 2011.

(3) As of April 2011, N-Star V’s overcollateralization cushion is negative.

(4) As of March 31, 2011, $7 million is held in escrow pending resolution of certain assets.

(5) Based on trustee report as of June 24, 2010 which was closest to the date of acquisition.

Assets Under Management at March 31, 2011

($ in thousands)

	$	%
Investment grade securities	$967,855	13.2%
First mortgages (1)	2,096,325	28.5%
Investment grade net lease (2)	161,845	2.2%
Non-investment grade securities	2,367,825	32.2%
Mezzanine and other subordinate loans (3)	784,696	10.7%
Non-investment grade net lease (2)	972,190	13.2%
Total	$7,350,736	100.0%

(1) Includes $249 million of junior participations in first mortgages.

(2) Net lease amounts prior to accumulated depreciation and impact of purchase price allocations.

(3) Includes $208 million of investments primarily related to equity investments, joint ventures and real estate owned assets.

NorthStar CDO Investment Summary

($ in thousands)

First Quarter 2011
CRE Loans
Purchases	$39,227
Future Fundings	9,586
Repayments / Sales	59,742

CRE Securities
Purchases par	$161,956
Purchases cost	90,267
Purchases avg credit rating	A- / A3
Sales par	92,571
Sales cost	86,995

Credit Ratings Distribution of Securities Under Management

($ in thousands)

	$	%
AAA	$159,691	4.8%
AA	40,862	1.2%
A	204,430	6.1%
BBB	538,843	16.2%
BB	527,208	15.8%
B	356,996	10.7%
CCC	613,675	18.4%
CC	278,389	8.3%
C	360,968	10.8%
Below C	254,617	7.7%
Total (average of B /B2)	$3,335,679	100.0%

CMBS Vintages Under Management

($ in thousands)

	$	%	Cumulative
1997	$34,952	1.2%	1.2%
1998	59,678	2.1%	3.3%
1999	25,099	0.9%	4.2%
2000	100,817	3.6%	7.8%
2001	92,654	3.3%	11.1%
2002	71,799	2.6%	13.7%
2003	117,737	4.2%	17.9%
2004	311,538	11.1%	29.0%
2005	514,741	18.4%	47.4%
2006	835,563	29.8%	77.2%
2007	483,916	17.3%	94.5%
2008	98,046	3.5%	98.0%
2009	54,075	1.9%	99.9%
2010	2,300	0.1%	100.0%
2011	1,000	0.0%	100.0%
Total	$2,803,915	100.0%

Book Value Rollforward

($ in thousands, except per share data)

	$	Per Share
Common book value at December 31, 2010 (diluted)	$1,022,235	$12.41

Net income to common shareholders and non-controlling interest, excluding non-cash mark-to-market items included in net income	12,903	0.16

Mark-to-market adjustments included in net income:
CDO notes	(302,110)	(3.67)
Trust preferred debt	(28,770)	(0.35)
Securities and investments held at market value	189,635	2.30
Swaps and other hedges	18,957	0.23

Mark-to-market adjustments in other comprehensive income and non-controlling interest:
Effective hedges	1,873	0.02

Common dividends	(8,237)	(0.10)

Equity component of exchangeable senior notes issued / repurchased	12,139	0.15

Accretion/(dilution) from additional shares issued during quarter (1)	114	(0.04)
Total net increases/(decreases)	(103,496)	(1.30)

Common book value at March 31, 2011 (diluted) (2)	$918,739	$11.11

(1) Relates primarily to amortization of LTIP shares and issuance of common shares from DRIP and DSPP.

Per share dilution as a result of common shares issued.

(2) Cumulative net mark-to-market adjustments total a positive $573.5 million ($6.93 per diluted share), credit loss reserves total a negative $188.6 million ($2.28 per diluted share) and accumulated real estate depreciation and amortization total a negative $154.3 million ($1.86 per diluted share) as of March 31, 2011. Excluding all mark-to-market adjustments, loan loss reserves, and accumulated depreciation and amortization would result in a $8.32 diluted book value per common share at March 31, 2011.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Years				Acquisition
Date			Square	Net	Acquisition		Existing	Cost less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Lease (1)	Cost (2)		Debt	Debt

Oct-2004	ALGM Portfolio - Various (3) (4)	One property in New York, NY	7,500	1.8	$3,246	(5)	$0	$3,246
Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	6.7	33,826		23,160	10,666
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	9.6	34,303		30,099	4,204
Jun-2007	Landis Logistics (6)	Reading, PA	609,000	5.8	28,473		18,575	9,898
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	14.8	34,519		27,693	6,826
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	5.9	30,144		21,512	8,632
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (4)	9 properties	467,971	4.8-13.4	64,503		47,462	17,041
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	4.5	62,718		46,013	16,705
Dec-2005	Cincom Systems, Inc. (7)	Springdale, OH/Cincinnati	486,963	10.8	69,341		51,480	17,862
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	1.1	22,424		14,950	7,474
Jul-2006	Northrop Grumman Space & Mission Systems Corp. (8)	Aurora, CO/Denver	183,529	4.3	43,625		33,231	10,394
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	4.2-6.3	21,955		16,819	5,135
Feb-2006	Quantum Corporation (9)	Colorado Springs, CO	406,207	1.7-9.9	27,635		17,820	9,815

Total NRFC NNN Holdings, LLC Portfolio			3,663,528	6.7	$476,712		$348,814	$127,898

(1)	Remaining lease terms as of March 31, 2011. Total represents weighted average based on acquisition cost.
(2)	Acquisition cost does not include purchase price allocations.
(3)

On May 18, 2010, a 10,800 square foot property in the portfolio sold for $3.3 million, and on March 30, 2011, a 17,665 square foot property in the portfolio sold for $7.4 million. The proceeds are being held in escrow for use in acquiring a suitable replacement property.

(4)	One ALGM portfolio property, and six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.
(5)

One ALGM property was owned by NorthStar’s predecessor prior to NorthStar’s initial public offering. The value in acquisition cost column reflects the undepreciated book value when the properties were transferred to a subsidiary of NRFC NNN Holdings, LLC at the time of NorthStar’s initial public offering (10/29/04).

(6)	Landis Logistics commenced a seven year lease on January 5, 2010 for 105,000 square feet.
(7)

As of March 15, 2010, General Electric Co. vacated approximately 312,409 square feet of space. In November 2010 the mortgage lender declared a payment default and began foreclosure proceedings. In April 2011, NorthStar completed a deed in lieu of foreclosure and paid approximately $2.5 million for certain interest payments, tenant improvements and leasing commissions in connection with the property.

(8)

The Northrop Grumman Space & Mission Systems Corp. property is financed with a $32.5 million first mortgage with a third party and a $0.8 million mezzanine loan held by a consolidated NorthStar entity.

(9)	Dollar amounts shown are 50% of total values, representing NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended March 31, 2011				Primary Tenant
				NOI Less			Actual
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	Debt Service	Market Cap (1)		Credit Rating

ALGM Portfolio - Various	$366	$263	—	$263	mixed tenants
Alliance Data Systems Corp.	582	573	(455)	118	$4,278		not rated
Citigroup, Inc.	538	530	(510)	20	128,267		A/A3
Landis Logistics	104	(123)	(332)	(455)	N/A	(2)	not rated
Covance, Inc.	638	630	(517)	113	3,713		not rated (3)
Credence Systems Corp.	679	670	(447)	223	312		not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,309	1,231	(973)	258	4,907		not rated (4)
Electronic Data Systems Corp.	1,508	1,499	(824)	675	13,900		not rated (5)
Cincom Systems, Inc. (6)	574	297	(768)	(471)	N/A	(2)	not rated
GSA - U.S. Department of Agriculture	579	445	(302)	143	N/A		implied AAA
Northrop Grumman Space & Mission Systems Corp.	814	814	(701)	113	17,850		BBB+/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	441	441	(303)	138	362	(7)	B/B2 (8)
Quantum Corporation (50%)	606	592	(332)	260	691		B/B2

Total	$8,738	$7,862	(6,464)	$1,398

(1)	Based on information from Bloomberg at close of market on March 31, 2011.
(2)	Privately-held company, market capitalization information is not publicly disclosed.
(3)	Covance has a $1.3 billion net worth and minimal long-term debt according to its December 31, 2010 financial statements.
(4)	PetSmart, Inc. is rated BB by S&P.
(5)	In August 2008, Hewlett-Packard Co. purchased Electronic Data Systems for $13.9 billion. During the first quarter of 2010, ratings for EDS were withdrawn.
(6)

As of March 15 , 2010, General Electric Co. vacated approximately 312,409 square feet of space. GE’s quarterly base rent had been $771,000. In November 2010, the mortgage lender declared a payment default and began foreclosure proceedings. In April 2011, NorthStar completed a deed in lieu of foreclosure and paid approximately $2.5 million for certain interest payments, tenant improvements and leasing commissions in connection with the property.

(7)	In December 2005, Amscan Holdings, Inc. (controlled by Berkshire Partners and Weston Presidio) purchased Party City for $362 million.
(8)	The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could” and “should,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar’s expectations include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, availability of capital, ability to pursue available acquisitions and investment opportunities, possible impairments, ability to achieve targeted returns, increases in non-performing loans, ability to compete effectively for servicing and selling agreements, failure to make new investments as and when anticipated, generally accepted accounting principles and policies and rules applicable to REITs.  Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010. Such forward-looking statements speak only as of the date of this press release. NorthStar expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772